Mail Stop 4561

									March 22, 2006


Mr. Paul R. Sinsheimer
Chairman of the Board, Chief Executive Officer and President
Financial Federal Corporation
733 Third Avenue
New York, New York 10017
Via Mail and Facsimile (212) 286-5885

      Re:	Financial Federal Corporation
		Form 10-K for the fiscal year July 31, 2005
		Form 10-Q for the quarter ended October 31, 2005
		Form 10-Q for the quarter ended January 31, 2006
		File No. 1-14237

Dear Mr. Sinsheimer:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief